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Exhibit 10(a)(19)

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

        THIS AGREEMENT, made and entered into as of this 7th day of May, 1990, by and between UtiliCorp United Inc., a Delaware corporation with its principal place of business in Kansas City, Missouri, (hereinafter referred to as the "Corporation"), and John R. Baker, an individual residing in the State of Missouri (hereinafter referred to as the "Employee").

WITNESSETH THAT:

        WHEREAS, the Employee is employed by the Corporation; and

        WHEREAS, the Employee desires assurance that he will receive a level of retirement income from and after his retirement from active service with the Corporation which is no less than he would have received had he remained a participant in the Missouri Public Service Company Non-Union Pension Plan (hereinafter referred to as the "MPS Plan") (under the terms of said Plan as in effect on July 31, 1988) until his retirement or other termination of employment; and

        WHEREAS, the parties hereto wish to rescind the Employee's participation in the UtiliCorp United Inc. Excess Benefit Plan and the UtiliCorp United Inc. Pension Restoration Plan, if the Employee would have become an eligible participant under such plan; and

        WHEREAS, the parties hereto wish to set forth the terms and conditions upon which the Corporation shall pay supplemental retirement income to the Employee in addition to that provided by qualified pension plans sponsored by the Corporation.

        WHEREAS, the parties hereto cancel and revoke any prior Supplemental Executive Retirement Agreements entered into.

        NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, the parties hereto agree as follows:

        1.    Retirement Benefit.

  In consideration of the Employee's continued employment, the Corporation shall pay a supplemental retirement benefit to the Employee in an amount equal to the greater of [(a) or (b)] plus (c) reduced by (d):

  (a)
  An amount equal to the present value of what would have been the Employee's accrued benefit under the MPS Plan, without regard to ERISA and Internal Revenue Code ("IRC") provisions limiting compensation and benefits (including, but not limited to, limitations under IRC §401(a)(17) and IRC §415), assuming:

  (i)
  the Employee had remained a participant in the MPS Plan until his termination of employment with the Corporation;

  (ii)
  the Employee's years of Credited Service and Service under the MPS Plan equaled his combined actual years of Credited Service and Service under the MPS Plan and the UtiliCorp United Inc. Restated Retirement Income Plan ("UtiliCorp Plan"); provided, however, no years of Credited Service and Service shall be counted under both the MPS Plan and UtiliCorp Plan for the same period of employment; and

  (iii)
  the provisions of the MPS Plan as of July 31, 1988, remained unchanged.

  (iv)
  the amount of any compensation deferred by the Employee under any deferral plan or arrangement with the Corporation shall be included in the calculation of earnings for purposes of determining benefits that would be payable from the MPS Plan.

  (b)
  An amount equal to the present value of the Employee's accrued benefit in the UtiliCorp Plan, without regard to ERISA and IRC limitations, plus the value of the Employee's Stock Contribution Account in the UtiliCorp United Inc. Restated Savings Plan ("Stock Contribution Account").

    The amount of any compensation deferred by the Employee under any deferral plan or arrangement with the Corporation shall be included in the calculation of earnings for purposes of determining benefits that would be payable from the UtiliCorp Plan.

  (c)
  An amount equal to the present value of the Employee's lost benefits, if any, but only to the extent such benefits are lost due to terms of the UtiliCorp Plan which are less favorable to the Employee than those of the MPS Plan (including, but not limited to, loss of or limitations upon the Employee's ability to treat distribution of his benefits from the UtiliCorp Plan as a "lump sum distribution" as defined in the Internal Revenue Code; his ability to roll over a distribution of benefits from the UtiliCorp Plan to an individual retirement arrangement, or his ability to elect special 5-year or 10-year averaging with respect to a distribution of benefits from the UtiliCorp Plan).

  (d)
  An amount equal to the sum of:

  (i)
  the present value of the Employee's accrued vested benefits under the UtiliCorp Plan as of the time of the commencement of monthly retirement income to the Employee under the UtiliCorp Plan, calculated in accordance with the UtiliCorp Plan; and

  (ii)
  the value of the Employee's Stock Contribution Accounts determined as of the next valuation date following the Employee's termination of employment with the Corporation. The fair market value of Corporation common stock or other employer securities in the Employee's Stock Contribution Accounts shall be determined in the same manner for purposes of this Agreement as under the UtiliCorp United Inc. Restated Savings Plan.

  For purposes of this paragraph 1, the present value of the Employee's accrued benefits shall be calculated using either the latest published Unisex Pension Mortality Table and the same interest assumptions used for determining the actuarial value of benefits under the MPS Plan (in effect on July 31, 1988 with updated Unisex Tables) or under the UtiliCorp Plan (as of the time monthly retirement income from such Plan commences to the Employee), whichever yields the greater value. Other assumptions for determining the present value of benefits described in paragraph 1(c) are set forth in Addendum A.

        2.    Effect of Early ESOP Distributions.

  Notwithstanding subparagraph 1(b) and 1(d)(ii), if the Employee should receive a distribution from his Stock Contribution Account prior to the time monthly retirement income commences to the Employee under the UtiliCorp Plan, the value of such distribution determined as of the date of the distribution shall be added to the total amount described in subparagraph 1(b) and 1(d) in determining the amount of the Employee's supplemental benefit.

        3.    Payment of Benefits.

  (a)
  No benefit payments will commence under this Agreement prior to the Employee's termination of employment with the Corporation. Payment of benefits shall be made in the form of straight life annuity, unless otherwise provided in paragraph 3(b), and shall commence as of the first day of the month following the Employee's retirement, except as provided in paragraph 3(b), and subsequent payments shall be due on the first day of each month thereafter, with the last payment being due on the first day of the month in which the participant dies. All payments of retirement benefits shall be reduced by the amount of applicable federal, state, and local withholding taxes. Such benefit payments shall be the actuarial equivalent of the amount described in paragraph 1. Actuarial equivalence shall be calculated using either the latest published Unisex Pension Mortality Table and the same interest assumptions used for determining actuarial equivalence under the MPS Plan (in effect on July 31, 1988 with updated Unisex Tables) or under the UtiliCorp Plan (as of the time monthly retirement income from such Plan commences to the Employee), whichever yields the greater value.

  (b)
  Notwithstanding paragraph 3(a), benefits under this Agreement may be distributed at the sole discretion of the Corporation in a manner requested by the Employee, including, but not limited to, a joint and survivor annuity or lump-sum payment. In no event shall benefits be paid in such other manner pursuant to this paragraph 3(b), unless the Employee files an election of such distribution option with the Corporation at least one year prior to the earlier of actual retirement or the commencement of benefits.

        4.    Post Retirement Health Care.

  In consideration of the Employee's continued employment, the Corporation shall provide family coverage for post retirement health care at no premium cost o the Employee during the life of the employee and his spouse. Should active employee coverage change, the retiree's cost will not exceed out-of-pocket costs of $1,000 per year.

        5.    Death Benefits for Spouse.

  Should the Employee die before the commencement of monthly retirement income under the UtiliCorp Plan, a monthly benefit shall be payable to his surviving spouse, if any, for her life, commencing as of the date that death benefits commence to the spouse under the UtiliCorp Plan. The amount of such monthly benefit shall be equal to 50% of the monthly benefit that would have been payable to the Employee under this Agreement during his lifetime had he elected to retire as of the date of his death and receive payments under the UtiliCorp Plan in the form of a 50% joint and survivor annuity with his surviving spouse as beneficiary.

        6.    No Contract of Employment.

  Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue in the employ of the Corporation in his present capacity, or in any other capacity.

        7.    Benefits Payable Only From Corporate Assets.

  (a)
  Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party shall create or be construed to create, a trust of any kind, or a fiduciary relationship between the Corporation and the Employee or any other person.

  (b)
  The payments to the Employee or his surviving spouse shall continue for all purposes to be a part of the general assets of the Corporation and no person shall acquire any interest in such assets by virtue of this Agreement. To the extent the Employee or his surviving spouse acquires a right to receive payments from the Corporation under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

        8.    Non-Assignability of Benefits.

  Neither the Employer nor his spouse shall have the power or right to transfer, assign, anticipate, hypothecate, or otherwise encumber all or any part of the amounts payable by the Corporation hereunder. Such amounts shall not be subject to seizure by any creditor of the Employee, by a proceeding at law or in equity, nor transferable by operation of law in the event of bankruptcy, insolvency, or death of the Employee or his spouse. Notwithstanding any provision to the contrary in the Agreement, any such attempted assignment, transfer, or encumbrance shall be void.

        9.    Amendment.

  This Agreement may not be terminated, amended, altered, or modified, except by a written instrument signed by both parties.

        10.    Governing Law.

  This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Missouri.

IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, as of the date first written above.

UTILICORP UNITED INC. "Corporation"
ATTEST:
/s/ DALE WOLF Secretary	By	/s/ RICHARD C. GREEN, JR. President
"Employee"
/s/ JOHN R. BAKER John R. Baker

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

ADDENDUM A

"Assumptions"

        In addition to the assumptions set out in Paragraph 1 of the Agreement, the following assumptions shall be applied in determining the amount described in paragraph 1(c).

1.
The Employee would roll over the amount that he would have received from MPS's Plan (had he remained a participant in the MPS Plan until his termination of employment with the Corporation and the provisions of the MPS Plan as of July 31, 1988 remained unchanged) into another retirement plan and then in each year after he reaches age 70 1/2 elects under IRS regulations to withdraw the actuarial minimum amount from the retirement plan.

2.
The tax rate to be used in determining the present value of the lost benefits under Paragraph 1(c) of the Agreement is the tax rate in effect in the year of retirement, unless it is known that a different rate will be effective during the succeeding year.

3.
The rate of return for earnings outside UtiliCorp's Plan is 10%.

4.
The Employee will not be subject to ay excise tax which would increase or decrease the amount determined under paragraph 1(c).

UtiliCorp United

Inter-Office Correspondence

To:	Jack Baker	Date: 29 December 1995
From:	Ron Sipiora
Subject:	Medicare Part B

        This will confirm our discussion of this morning:

1.
We want you to participate in Medicare part B coverage.
2.
We will reimburse you for premiums paid for you and your spouse to Part B uponpresentation of an expense report for said premiums.
3.
Please forward the expense report to me for processing.

cc:
Robin Frank

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  Exhibit 10(a)(19)